Exhibit 10.1

COMPUTER PROGRAMS AND SYSTEMS, INC.

2011 EXECUTIVE OFFICER INCENTIVE PROGRAM

1. Purpose and Administration of the 2011 Incentive Program. The 2011 Executive Officer Incentive Program (the “2011 Incentive Program”) has been established by Computer Programs and Systems, Inc. (the “Corporation”) to encourage outstanding performance from its executive officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the 2011 Incentive Program or any bonus award hereunder shall be within the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Corporation, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Compensation Committee with respect to the 2011 Incentive Program or any bonus award hereunder, including but not limited to the application of the Recoupment Policy described herein, need not be uniform and may be made selectively among Eligible Executives, whether or not such Eligible Executives are similarly situated.

2. Participation. All executives officers of the Corporation, except executives who receive commission-based compensation, are eligible to receive a bonus award pursuant to the 2011 Incentive Program (each, an “Eligible Executive”). Each Eligible Executive selected by the Board to receive a bonus award under the 2011 Incentive Program is referred to herein as a “Participant.”

3. Calculation and Payment of Awards. Bonus awards shall be calculated based on the financial results of the Corporation for the 2011 fiscal year. The bonus awards to be paid pursuant to the 2011 Incentive Program (each, an “Award”) shall be on such terms as the Board may prescribe, at the Compensation Committee’s recommendation, based on the performance criteria set forth on Schedule A hereto. The target(s) for the performance criteria shall be determined by the Board, in its discretion, at the recommendation of the Compensation Committee, as set forth on Schedule A hereto. As soon as practicable following the 2011 fiscal year, the Compensation Committee shall determine and certify whether and to what extent the performance goal has been met, as well as the amount of the Award that each Participant has earned under the 2011 Incentive Program. A Participant is required to remain employed with the Corporation through the end of the 2011 fiscal year in order to have a legally binding right to the Award.

Awards pursuant to the 2011 Incentive Program will be paid solely in cash. All amounts due to Participants under the 2011 Incentive Program shall be paid as soon as administratively feasible after the end of the 2011 fiscal year, and, in any event, no later than March 15, 2012. Except as the Compensation Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the 2011 fiscal year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto. This 2011 Incentive Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

4. Adjustments for Unusual or Nonrecurring Events. The Compensation Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, bonus awards under the 2011 Incentive Program in recognition of unusual or nonrecurring events affecting any Participant, the Corporation, or the financial statements of the Corporation; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Incentive Program. The Compensation Committee is also authorized to adjust performance targets or bonus awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Compensation Committee shall not have the discretion to increase any Award payable to a Participant in excess of that provided by the application of the terms and conditions set forth in Schedule A hereto.

5. Recoupment Policy. The Corporation may recover from any Participant any incentive compensation awarded or paid pursuant to this 2011 Incentive Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Corporation may recover any incentive compensation awarded or paid pursuant to this 2011 Incentive Program based on a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Corporation. This Recoupment Policy applies to any incentive compensation earned or paid to an Eligible Executive pursuant to this 2011 Incentive Program. Subsequent changes in status, including retirement or termination of employment, do not affect the Corporation’s rights to recover compensation under this policy. The Compensation Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Compensation Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Compensation Committee taking action under this Recoupment Policy shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Compensation Committee in its sole discretion.

For avoidance of doubt, the Corporation may set off the amounts of any such required recoupment against any amounts otherwise owed by the Corporation to a Participant as determined by the Compensation Committee in its sole discretion, solely to the extent any such offset complies with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the guidance issued thereunder.

If any restatement of the Corporation’s financial results indicates that the Corporation should have made higher performance-based payments than those actually made under the 2011 Incentive Program for the period affected by the restatement, then the Compensation Committee shall have discretion, but not the obligation to cause the Corporation to make appropriate incremental payments to affected Participants then-currently employed by the Corporation. The Compensation Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

6. No Right to Employment. The grant of an Award under the 2011 Incentive Program shall not be construed as giving a Participant the right to be retained in the employ of the Corporation.

7. No Trust or Fund Created. Neither the 2011 Incentive Program nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8. No Rights to Awards. No person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant. The Corporation reserves the right to terminate the 2011 Incentive Program at any time in the Corporation’s sole discretion.

9. Section 409A of the Internal Revenue Code. This 2011 Incentive Program is intended to be exempt from Section 409A of the Code.

10. Interpretation and Governing Law. This 2011 Incentive Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Alabama, without reference to principles of conflicts or choices of laws. In the event the terms of this 2011 Incentive Program are inconsistent with the terms of any written agreement between a Participant and the Corporation, the terms of such written agreement shall govern the Participant’s participation in the 2011 Incentive Program.

Schedule A

to 2011 Incentive Program

Performance Metric; Determination of Percentage of Target Bonus Amount Earned

The performance metric selected by the Board is the Corporation’s EBITDA.1 The percentage of the target award (“Target Bonus Amount”) that is earned by a Participant is based on the Corporation’s EBITDA in 2011 (“2011 EBITDA”) compared to the Corporation’s EBITDA in 2010 (“2010 EBITDA”), as follows:

•	Threshold: 50% of the Participant’s Target Bonus Amount is earned if 2011 EBITDA is 55% of 2010 EBITDA. No bonus is earned if 2011 EBITDA is less than 55% of 2010 EBITDA.

•	Target: 100% of the Participant’s Target Bonus Amount is earned if 2011 EBITDA is 105% of 2010 EBITDA.

•	Maximum: 150% of the Participant’s Target Bonus Amount is earned if 2011 EBITDA equals or exceeds 155% of 2010 EBITDA.

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Interpolation: The Corporation interpolates between the threshold, target, and maximum goals. Accordingly, where 2011 EBITDA is between 55% and 155% of 2010 EBITDA, the Participant will earn a percentage of the Target Bonus Amount equal to 5% less than 2011 EBITDA as a percentage of 2010 EBITDA.

The following table provides an illustration of the percentage of the Target Bonus Amount that is earned by each Participant based on 2011 EBITDA as a percentage of 2010 EBITDA. The Corporation will interpolate between the amounts set forth below. For example, if 2011 EBITDA is 107% of 2010 EBITDA, each Participant will earn 102% of his Target Bonus Amount.

2011 EBITDA	Percentage of Target Bonus Amount Earned by Participant

Less than 55% of 2010 EBITDA	No bonus earned
55% of 2010 EBITDA	50% of Target Bonus Amount
60% of 2010 EBITDA	55% of Target Bonus Amount
65% of 2010 EBITDA	60% of Target Bonus Amount
70% of 2010 EBITDA	65% of Target Bonus Amount
75% of 2010 EBITDA	70% of Target Bonus Amount
80% of 2010 EBITDA	75% of Target Bonus Amount
85% of 2010 EBITDA	80% of Target Bonus Amount
90% of 2010 EBITDA	85% of Target Bonus Amount
95% of 2010 EBITDA	90% of Target Bonus Amount
100% of 2010 EBITDA	95% of Target Bonus Amount
105% of 2010 EBITDA	100% of Target Bonus Amount
110% of 2010 EBITDA	105% of Target Bonus Amount
115% of 2010 EBITDA	110% of Target Bonus Amount
120% of 2010 EBITDA	115% of Target Bonus Amount
125% of 2010 EBITDA	120% of Target Bonus Amount
130% of 2010 EBITDA	125% of Target Bonus Amount
135% of 2010 EBITDA	130% of Target Bonus Amount
140% of 2010 EBITDA	135% of Target Bonus Amount

[1]

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as determined in good faith by the Board or the Compensation Committee, in consultation with the Chief Executive Officer of the Corporation.

2011 EBITDA	Percentage of Target Bonus Amount Earned by Participant

145% of 2010 EBITDA	140% of Target Bonus Amount
150% of 2010 EBITDA	145% of Target Bonus Amount
155% or more of 2010 EBITDA	150% of Target Bonus Amount